EXHIBIT 10.20
NOTICE OF GRANT OF STOCK APPRECIATION RIGHT (SAR) AWARD

Name of Employee:	[Name]

Name of Plan:	2006 AI Incentive Plan

Number of SAR’s:	xxx,xxx

Grant Price Per SAR:	$ XX.XX

Date of SAR Grant:	November 19, 2008

Vesting Schedule:	50% on 11/19/2009
25% on 11/19/2010
25% on 11/19/2011

Expiration Date:	December 19, 2018

ASHLAND INC ("Ashland") hereby confirms the grant of a Stock Appreciation Right (“SAR”) award (“Award”) to the above-named Employee ("Employee"). This Award entitles Employee to receive Ashland stock equal to the excess of the fair market value of Ashland Common Stock, par value $0.01 per share (“Common Stock”), as determined by the closing price of the Common Stock as reported on the Composite Tape of the New York Stock Exchange, on the date the SAR is exercised over the grant price of the Common Stock, with an aggregate value equal to the excess of the fair market value of one share of Common Stock over the exercise price specified in such SAR multiplied by the number of SARs of Common Stock covered by such SAR or portion thereof which is so surrendered.

This Award is granted under, and is subject to, all the terms and conditions of the Plan. Copies of the Plan and related Prospectus are available for your review on FirstHand, Ashland’s intranet site.

This grant of Options is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website by December 31, 2008.

ASHLAND INC.

By:__________________________________________